Exhibit (q)(23)

Appendix A

40 Act Proxy Voting Policy

LCAM, as a matter of policy and practice, has no authority to vote proxies on behalf of advisory clients. The firm may offer assistance as to proxy matters upon a client’s request, but the client always retains the proxy voting responsibility. LCAM’s policy of having no proxy voting responsibility is disclosed to clients. LCAM will vote proxies for the 40 Act Funds, and certain clients as required by agreement or law.

Proxy voting is an important right of shareholders and reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised.

Our CCO has the responsibility for the implementation and monitoring of our proxy policy and to reasonably ensure that the firm does not accept or exercise any proxy voting authority on behalf of clients (except 40 Act Funds) without an appropriate review and change of the Firm’s policy with appropriate regulatory requirements being met and records maintained.

LCAM has adopted various procedures to implement the Firm’s policy and conducts reviews to monitor and reasonably ensure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

●	LCAM discloses its proxy voting policy of not having proxy voting authority in its Firm Brochure or other client information;

●	LCAM’s advisory agreements provide that the firm has no proxy voting responsibilities and that the advisory clients expressly retain such voting authority;

●	The CCO reviews the nature and extent of advisory services provided by the Firm and monitors such services to periodically determine and confirm that client proxies are not being voted by the firm or anyone within the Firm.

●	If LCAM had to vote a proxy, it would do so in the best interest of the Client.

Procedures for 40 Act Funds

It is the policy of LCAM to vote all proxies received for 40 Act Funds for which it serves as an Adviser. When the Firm receives proxy solicitations, LCAM endeavors to vote those proxies in the best interest of shareholders. To that end, LCAM’s goals are maximizing the value of the Fund’s investments, promoting accountability of a company’s management and board of directors to its shareholders, aligning the interests of management with those of shareholders, and increasing transparency of a company’s business and operations.

LCAM occasionally may be subject to conflicts of interest in the voting of proxies due to its business or its personnel’s business or personal relationships with persons having an interest in the outcome of certain votes. If at any time, any LCAM officers or employees become aware of any type of potential or actual conflict of interest relating to a proxy proposal, they will promptly report such conflict to the CCO. (If it is the CCO who is aware of the conflict, he will report such to LCAM’s senior management.) In either case, proxies shall be voted without regard to the conflict. If the CCO (or senior management) determines that there is no material conflict, the proxy shall be voted in accordance with the goals set forth above; if the CCO (or senior management) determines that there is a material conflict, he or she may consult a third-party advisory firm or the Trust for voting recommendations.

Rule 30b1-4 under the Investment Company Act requires each 40 Act Fund to file an annual report on Form N-PX no later than August 31st of each year that contains the Fund’s proxy voting record for the most recent 12-month period ended June 30th. Form N-PX must be filed even if it indicates no voting occurred. For each proxy received, the CCO shall record the information as required to complete Form N-PX.

At least 30 days prior to August 31, our CCO shall review the Fund’s corporate action records to determine whether any proxy votes were cast on behalf of the Fund for which reports were not filed. If unreported votes are discovered, our CCO shall research the matter to determine an explanation and document the findings. Our CCO shall compile all reports submitted for the 12-month period ended June 30 and complete Form N-PX and submit it to the 40 Act Fund’s Administrator for review and filing.